EMPLOYMENT AGREEMENT

AGREEMENT ("Agreement") made this 22th day of September, 2009, by and between Heilongjiang Jianye New Clean Fuel Marketing Co., Ltd. (the "Company") and HaiPeng Wang ("Employee").

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

1.

Employment/Duties:  The Company hereby agrees to employ Employee, and Employee hereby agrees to continue to serve, subject to the provisions of this Agreement, as CFO of the Company.  Employee shall continue to perform such duties and responsibilities as are from time to time assigned to Employee by the Board of Directors and shall report directly to the Board of Directors.  Such duties and responsibilities shall include the oversight to: (i) to shape and implement the strategic business plan of the Company; (ii) to direct the development and monitoring of operating goals and objectives; (iii) to oversee financial operations and (iv) to provide leadership, direction and administration of all aspects of Company activities, in all cases subject to the supervision and authority of the Company's Board of Directors.  Employee agrees to continue to devote sufficient attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees to the best of his knowledge.

2.

Term:  The term of this Agreement shall be for a period of one (1) year commencing on the date set forth above (“Effective Date”) and ending on the first anniversary thereof (the "Initial Term"), unless terminated sooner pursuant to Section 7 of this Agreement.  Thereafter the Agreement is subject to automatic renewals of one year period (each a "Renewal Term" and collectively with the Initial Term, the "Term") unless Employee or Company notifies the other in writing of its election not to renew, such notice to be provided not less than ninety (90) days prior to the end of the Initial Term or the end of any Renewal Term.

3.

Compensation:

(a)

Base Compensation:  For the services to be rendered by the Employee under this Agreement the Company shall pay Employee a base salary ("Base Compensation") of Thirty Thousand Dollars ($30,000.00) on a pro-rated basis according to the Company's payroll schedule, exclusive of any dividend payments and subject to applicable withholdings and other payroll deductions.

(b)

Bonus Compensation:   Upon each anniversary of this Agreement, the Company’s Board of Directors shall determine whether a bonus for the Employee is appropriate.

(c)

Other Benefits.  Subject to the terms of the plans, Employee shall be entitled to receive such other benefits or rights as may be provided under any employee benefit

{Client\002709\s165\00224474.DOC;1}{Client\002709\S165\00228016.DOC;1}

plans provided by the Company to its executives that are now or hereafter adopted, including participation in life, medical, disability and dental insurance plans, vacation and sick leave, expense reimbursement and long-term incentive plans.  Notwithstanding anything to the contrary set forth in this Agreement, any restricted stock awards, stock options or other equity incentives of the Company (including, without limitation, those outstanding at the time of termination of employment with the Company) shall be subject to the terms set forth in such long-term incentive plans, as such plan may be in effect from time to time, and in any restricted stock award, stock option or other agreements (including, without limitation, those provisions relating to vesting, exercisability, forefeitability), as may be entered into between Employee and the Company pursuant to such long-term incentive plans.  Employee shall continue to be entitled to such paid holidays as are provided to the Company's employees generally.

4.

Vacation:  Employee shall be entitled to receive three (3) weeks paid vacation time for each year of employment under this Agreement.  Any vacation time which remains unused at the end of a year of employment may be carried over to a succeeding year.

5.

Business Expenses:  The Company will reimburse or advance Employee promptly (but not later than thirty (30) days after submittal of appropriate vouchers or receipts) for his reasonable and documented out-of-pocket business expenses for travel, meals and similar items incurred in connection with the performance of Employee's duties (“Business Expenses”), and which are consistent with the Company's general policies in effect regarding the reimbursement of Business Expenses as the Company may from time to time establish.  All payments for reimbursement of such expenses shall be made to the Employee only upon the presentation to the Company of appropriate vouchers or receipts.  All outstanding Employee requests for reimbursement of Business Expenses shall be paid in full not later than the date of execution of this Agreement.

6.

Confidentiality:  Employee agrees to refrain from making any disparaging or unfavorable comments, in writing or orally, about the Company, including but not limited to press releases, communication with employees, vendors, customers, professional references, and others.

7.

Termination:

(a)

Termination of Employment With Cause:  In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Employee, to terminate his employment hereunder without any further liability or obligation to him in respect of his employment (other than its obligation to pay Base Compensation, Bonus and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3 and 5 above)  if Employee:  (i) breaches any material provision of this Agreement; or (ii) has committed an act of gross misconduct in connection with the performance of his duties hereunder, as reasonably determined in good faith by the Board of Directors of the Company; or (iii) demonstrates habitual negligence in the performance of his duties, as reasonably determined by the Board of Directors of the Company; or (iv) is convicted of or pleads nolo contendere to any felony; or (v) is convicted of or pleads nolo contendere to any misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has materially adverse or detrimental effect on the Company, its reputation,

{Client\002709\S165\00228016.DOC;1}-2-

or its business, as reasonably determined by the Board of Directors of the Company; or (vi) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder (a "Termination With Cause").

Notwithstanding the foregoing, no purported Termination With Cause pursuant to (i), (ii) or (iii) of this Section 7(a) shall be effective unless all of the following provisions shall have been complied with:  (x) Employee shall be given written notice by the Board of Directors of the Company of the intention to effect a Termination With Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Cause is based; and (y) Employee shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole reasonable discretion of the Board of Directors of the Company.

(b)

Death; Disability:  In the event that Employee dies or becomes Disabled (as defined herein) during the Term, Employee's employment shall terminate when such death or Disability occurs and the Company shall pay Employee (or his legal representative, as the case may be) as follows:

(i)

any Base Compensation, Bonus and vacation time accrued but unpaid as of the date of death or termination for Disability; and

(ii)

any reimbursement for expenses incurred in accordance with Sections 3 and 5;.

For the purposes of this Agreement, Employee shall be deemed to be "Disabled" or have a "Disability" if, because of Employee's personal injury, disability or illness, he has been substantially unable to perform his duties hereunder for sixty (60) days in any one hundred eighty (180) day period.  Employee shall be considered to have been substantially unable to perform his duties hereunder only if he is either (i) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (ii) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship.

Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Employee's request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Employee recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Employee's request, he shall be restored to his position hereunder or to an equivalent position, as the Company may reasonably determine, and the Term of Employee's employment hereunder shall be reinstated effective upon such restoration.  The Term shall not be extended by reason of such intervening leave of absence or termination, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence or termination.  Upon the expiration of any such rights, unless Employee has been restored to a position with the Company, he shall thereupon be considered terminated.

Employee acknowledges that the payments referred to in both Sections 3 and 5 and this Section 7(b) together with any rights or benefits under any written plan or agreement which have

{Client\002709\S165\00228016.DOC;1}-3-

vested on or prior to the termination date of Employee's employment under this Section 7(b), constitute the only payments which Employee (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

(c)

No Mitigation by Employee.  Except as otherwise expressly provided herein, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Employee as the result of employment by another employer.

8.

Intellectual Property Rights: The Company shall be the owner of all inventions, improvements, designs, methods, plans, computer programs, products, services and other materials (collectively, “Developments”) created by Employee under this Agreement or in which Employee assisted in the creation for the benefit of the Company during the course of employment with the Company under this Agreement.  All intellectual property rights in such Developments of the Company, including all patents, trademarks, copyrights, trade secrets and industrial designs, shall be the exclusive property of the Company.  In the event that Employee acquires any rights or interests in such Developments of the Company as a result of his work under this Agreement, Employee agrees to assign and by executing this Agreement does assign all such rights and interests to the Company.  The Company shall have the exclusive rights to obtain copyright registrations, letters patent, industrial designs, trademark registrations or any other protection in respect of the work products and the intellectual property rights in the Company’s Developments anywhere in the world.  At the expense and request of the Company, Employee shall both during and after his employment with the Company, execute all documents and do all other acts necessary in order to enable the Company to protect its rights in the Company’s Developments; provided, however, that Employee shall be entitled to reasonable compensation if he provides such assistance after the term if this Agreement is ended.

9.

Return of Company Property:  Employee agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Employee.

10.

Each Party, the Drafter:  This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

11.

Waiver:  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

{Client\002709\S165\00228016.DOC;1}-4-

12.

Severability:  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.

Entire Agreement:  The provisions contained herein (including any schedules, exhibits and documents delivered herewith or attached hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

14.

Independent Counsel:  Employee and the Company each acknowledge that each of them has had the opportunity to seek independent legal counsel in connection with entering into this Agreement, and has either done so or has voluntarily chosen not to.

15.

Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of law rules.

16.

Descriptive Headings:  The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.

Counterparts:  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Heilongjiang Jianye New Clean Fuel Marketing Co., Ltd.
By: /s/ Daliang Yang Name: Dalaing Yang Title: Chief Executive Officer	/s/ HaiPeng Wang HaiPeng Wang

{Client\002709\S165\00228016.DOC;1}-5-